Exhibit (a)(1)(I)

[Letterhead of Fidelity Management Trust Company]

IMMEDIATE ATTENTION REQUIRED

August 14, 2013

Re: The WebMD 401(k) Savings Plan

Dear Plan Participant:

The enclosed tender offer materials and Direction Form require your immediate attention. Our records reflect that, as a participant in the WebMD 401(k) Savings Plan (the “Plan”), all or a portion of your individual account is invested in the WebMD Stock Fund (the “WebMD Stock Fund”). The tender offer materials describe an offer by WebMD Health Corp. (“WebMD”) to purchase up to 5,000,000 shares of its common stock, par value $.01 per share (the “Shares”), at a price of $34.00 per Share, without interest (the “Offer”). As described below, you have the right to instruct Fidelity Management Trust Company (“Fidelity”), as trustee of the Plan, concerning whether to tender Shares attributable to your individual account under the Plan. You will need to complete the enclosed Direction Form and return it to Fidelity’s tabulator in the enclosed return envelope so that it is RECEIVED by 4:00 p.m., New York City time, on Wednesday, September 4, 2013, unless the Offer is extended, in which case the deadline for receipt of instructions will be four business days prior to the expiration date of the Offer, if feasible. If you do not complete the enclosed Direction Form and return it to Fidelity’s tabulator on a timely basis, you will be deemed to have elected not to participate in the Offer and no Shares related to your individual account under the Plan will be tendered. As described in greater detail elsewhere in this letter, you may also use the website www.proxyvote.com/tender to provide your direction.

The remainder of this letter summarizes the transaction, your rights under the Plan and the procedures for providing direction to Fidelity. You should also review the more detailed explanation provided in the Offer to Purchase, dated August 12, 2013 (the “Offer to Purchase”), enclosed with this letter.

BACKGROUND

WebMD has made an Offer to its stockholders to purchase up to 5,000,000 Shares at a price of $34.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase. The Offer to Purchase sets forth the terms and conditions of the Offer and is being provided to all of WebMD’s stockholders. To understand the Offer fully and for a more complete description of the terms and conditions of the Offer, you should carefully read the entire Offer to Purchase.

The Offer extends to the Shares held by the Plan. As of August 6, 2013, the Plan had approximately 51,507 Shares allocated to participant accounts. Only Fidelity, as trustee of the Plan, can tender these Shares in the Offer. Nonetheless, as a participant under the Plan, you have the right to direct Fidelity whether or not to tender some or all of the Shares attributable to your individual account in the Plan. Unless otherwise required by applicable law, Fidelity will tender Shares attributable to participant accounts in accordance with participant instructions and Fidelity will not tender Shares attributable to participant accounts for which it does not receive timely instructions. If you do not complete the enclosed Direction Form and return it to Fidelity’s tabulator (or provide direction to Fidelity via the Internet) on a timely basis, you will be deemed to have elected NOT to participate in the Offer and no Shares attributable to your Plan account will be tendered. Fidelity will tender Shares in the Plan that have not been allocated to an individual account in the same proportion as Fidelity tenders Shares for which it receives participant directions, unless otherwise required by applicable law. As more fully described below, the cash proceeds will be paid directly to the Plan and not to the individual participants and, subject to Plan rules, will remain in the Plan.

LIMITATIONS ON FOLLOWING YOUR DIRECTION

The enclosed Direction Form allows you to specify the percentage of the Shares attributable to your account that you wish to tender. However, as detailed below, Fidelity may not be able to follow your direction with respect to the Offer.

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the trust agreement between WebMD and Fidelity prohibit the sale of Shares to WebMD for less than “adequate consideration,” which is defined by ERISA for a publicly traded security as the prevailing market price on a national securities exchange. Fidelity will determine “adequate consideration,” based on the closing market price of the Shares on the NASDAQ Global Select Market on the business day immediately prior to the expiration date of the Offer (the “prevailing market price”). Accordingly, if the prevailing market price on such date is greater than the tender price offered by WebMD ($34.00 per Share), notwithstanding your direction to tender Shares in the Offer, the Shares attributable to your account will not be tendered.

Unless otherwise required by applicable law, Fidelity will not tender Shares for which it has received no direction, or for which it has received a direction not to tender. Neither WebMD nor Fidelity makes any recommendation as to whether to direct the tender of Shares or whether to refrain from directing the tender of Shares. EACH PARTICIPANT OR BENEFICIARY MUST MAKE HIS OR HER OWN DECISION. It is recommended that you consult with your tax, legal, and/or financial advisors prior to making any decision.

CONFIDENTIALITY

To assure the confidentiality of your decision, Fidelity and their affiliates or agents will tabulate participant directions. Neither Fidelity nor their affiliates or agents will make your individual direction available to WebMD.

PROCEDURE FOR DIRECTING TRUSTEE

Enclosed is a Direction Form which may be completed and returned to Fidelity’s tabulator. Please note that the Direction Form indicates the number of Shares attributable to your individual account as of August 6, 2013. However, for purposes of the final tabulation, Fidelity will apply your instructions to the number of Shares attributable to your account as of Thursday, September 5, 2013, or as of a later date if the Offer is extended.

If you do not properly complete and return the Direction Form (or do not provide direction via the Internet) by the deadline specified, such Shares will be considered NOT TENDERED.

To properly complete your Direction Form, you must do the following:

(1)	On the face of the Direction Form, check Box 1, 2 or 3. CHECK ONLY ONE BOX:

•	CHECK BOX 1 if you want ALL of the Shares attributable to your individual account tendered for sale in accordance with the terms of the Offer.

•

CHECK BOX 2 if you want to tender A PORTION of the Shares attributable to your individual account. Specify the percentage (in whole numbers) of Shares attributable to your individual account that you want to tender for sale in accordance with the terms of this Offer. If this amount is less than 100%, you will be deemed to have instructed Fidelity NOT to tender the balance of the Shares attributable to your individual account under the Plan.

•

CHECK BOX 3 if you DO NOT want any of the Shares attributable to your individual account tendered for sale in accordance with the terms of the Offer and simply want the Plan to continue holding such Shares.

(2)	Date and sign the Direction Form in the space provided.

(3)	Return the Direction Form in the enclosed return envelope so that it is RECEIVED by Fidelity’s tabulator at the address on the return envelope not later than 4:00 p.m., New York City time, on Wednesday, September 4, 2013, unless the Offer is extended, in which case the participant deadline shall be four business days prior to the expiration date of the Offer, if feasible. If you wish to return the form by overnight courier, please send it to Fidelity’s tabulator at Broadridge, Attn: Reorganization Department, 1981 Marcus Ave., Suite 100, Lake Success, NY 11042. Direction Forms sent via facsimile will not be accepted.

You may also use the Internet to provide directions to Fidelity. If you wish to use the Internet to provide your directions to Fidelity, please go to website www.proxyvote.com/tender. You will be asked to enter the 12-digit control number from your Direction Form into the box directly under “Enter Control Number” and click on the Submit button. You will then be able to provide your direction to Fidelity on the following screen. Fill in the blank box provided with the percentage of Shares attributable to your account you wish to direct Fidelity to tender on your behalf. You may choose to elect less than 100%; in such event the remaining percentage of the Shares attributable to your account will be considered undirected. Please note that you are not allowed to elect more than 100%; you will get an error message if you do so and be asked to make a new election. The website will be available 24 hours per day through 4:00 p.m., New York City time, on Wednesday, September 4, 2013.

Your direction will be deemed irrevocable unless withdrawn by 4:00 p.m., New York City time, on Wednesday, September 4, 2013, unless the Offer is extended. In order to make an effective withdrawal, you must submit a new Direction Form which may be obtained by calling Fidelity at (800) 835-5097, or submit new directions via the Internet, as described above. Upon receipt of a new, completed and signed Direction Form, or new direction via the Internet, your previous direction will be deemed canceled and replaced by your new direction.

After the deadline above for providing direction to Fidelity’s tabulator, Fidelity and their affiliates or agents will complete the tabulation of all directions. Fidelity will tender the appropriate number of Shares on behalf of the Plan.

Subject to the satisfaction of the conditions described in the Offer to Purchase, WebMD will then buy all Shares, up to 5,000,000, that were properly tendered through the Offer. If there is an excess of Shares tendered over the exact number desired by WebMD, Shares tendered pursuant to the Offer may be subject to proration, as described in the Offer to Purchase. Any Shares attributable to your account that are not purchased in the Offer will remain allocated to your individual account under the Plan.

The preferential treatment of holders of fewer than 100 Shares, as described in the Offer to Purchase, will not apply to participants in the Plan, regardless of the number of Shares held within their individual accounts. Additionally, the “Conditional Tender” described in the Offer will not apply to participants in the Plan.

EFFECT OF TENDER ON YOUR ACCOUNT

If you direct Fidelity to tender some or all of the Shares attributable to your account, all transactions involving the WebMD Stock Fund (which will include, without limitations, exchanges, withdrawals, distributions and/or loans) will be unavailable from 4:00 p.m., New York City time, on Thursday, September 5, 2013 until all processing related to the Offer has been completed, unless the Offer is extended or terminated. Please note, however, that your balance in the WebMD Stock Fund will be used to calculate amounts eligible for loans and/or withdrawals during the freeze on WebMD Stock Fund transactions. In the event that the Offer is extended, the freeze on these transactions will, if administratively feasible, be temporarily lifted until three business days prior to the new completion date of the Offer, as extended, at which time a new freeze on these WebMD Stock Fund transactions will commence.

If you directed Fidelity to NOT tender any of the Shares attributable to your account, you did not return your Direction Form in a timely manner or your tender instructions could not be followed, you will continue to have access to all transactions normally available to you under the Plan.

INVESTMENT OF PROCEEDS

For any Shares in the Plan that are tendered and purchased by WebMD, WebMD will pay cash to the Plan. INDIVIDUAL PARTICIPANTS IN THE PLAN WILL NOT, HOWEVER, RECEIVE ANY CASH TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE PLAN AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN.

Fidelity will invest proceeds received with respect to Shares attributable to your account in the Fidelity Freedom Income Fund as soon as administratively possible after receipt of proceeds. Fidelity anticipates that the processing will be completed five to seven business days after receipt of these proceeds. You may call Fidelity at (800) 835-5097 or access your account through NetBenefits after the reinvestment is complete to learn the effect of the tender on your account or to have the proceeds from the sale of Shares which were invested in the Fidelity Freedom Income Fund invested in other investment options offered under the Plan.

TAX CONSEQUENCES

While participants will not recognize any immediate tax gain or loss as a result of the tender of any Shares in the Plan, the tax treatment of future distributions from the Plan may be impacted by a tender and sale of shares held through the Plan. Specifically, participants’ ability to take advantage of “net unrealized appreciation” for tax purposes may be impacted. Please consult with your tax advisor concerning your decision to participate in the Offer and possible tax ramifications.

SHARES OUTSIDE THE PLAN

If you hold Shares outside of the Plan, you will receive, under separate cover, Offer materials to be used to tender those Shares. Those Offer materials may not be used to direct Fidelity to tender or not tender the Shares attributable to your individual account under the Plan. Likewise, the tender of Shares attributable to your individual account under the Plan will not be effective with respect to Shares you hold outside of the Plan. The direction to tender or not tender Shares attributable to your individual account under the Plan may only be made in accordance with the procedures in this letter. Similarly, the enclosed Direction Form may not be used to tender Shares held outside of the Plan.

FURTHER INFORMATION

If you require additional information concerning the procedure to tender Shares attributable to your individual account under the Plan, please contact Fidelity at (800) 835-5097. If you require additional information concerning the terms and conditions of the Offer, please call Innisfree M&A Incorporated, the Information Agent, toll free at (888) 750-5834.

Sincerely,

Fidelity Management Trust Company

FIDELITY INVESTMENTS

P.O. BOX 1371

BRENTWOOD, NY 11717-0693

DIRECTION FORM

WEBMD HEALTH CORP.

TENDER OFFER

WEBMD 401(K) SAVINGS PLAN

BEFORE COMPLETING THIS FORM, PLEASE READ CAREFULLY

ALL ENCLOSED MATERIALS

PLEASE NOTE THAT IF YOU DO NOT PROVIDE TO FIDELITY’S TABULATION AGENT A PROPERLY COMPLETED, SIGNED DIRECTION FORM BY 4:00 P.M., NEW YORK CITY TIME ON SEPTEMBER 4, 2013, OR PROVIDE TIMELY DIRECTIONS THROUGH THE INTERNET, UNLESS THE OFFER IS EXTENDED, THE SHARES ATTRIBUTABLE TO YOUR ACCOUNT WILL NOT BE TENDERED, UNLESS OTHERWISE REQUIRED BY LAW.

Fidelity Management Trust Company (“Fidelity”) makes no recommendation to any participant in the WebMD 401(k) Savings Plan.

This Direction Form, if properly signed, completed and received by Fidelity’s tabulation agent in a timely manner, will supercede any previous Direction Form with respect to your account in the Plan.

If you wish to use the Internet to provide your directions to Fidelity, please go to website www.proxyvote.com/tender, enter the 12-digit control number from your Direction Form (located in the box above next to the arrow) and click on the Submit button. You will then be able to provide your direction to Fidelity on the following screen.

WHERE TO FORWARD YOUR DIRECTION FORM

By Hand or Overnight Delivery: Broadridge, Attn: Re-Organization Dept.,

1981 Marcus Ave, Suite 100, Lake Success, NY 11042.

By Mail: Broadridge, Attn: Re-Organization Dept.,

P.O. Box 1317, Brentwood, NY 11717

Date

Please Print Name

Signature Required

As of August 6, 2013, the number of Shares attributable to your account in the Plan is shown to the right of your address.

In connection with the Offer to Purchase, dated August 12, 2013 (the “Offer”), I hereby instruct Fidelity to tender the Shares credited to my account under the Plan as of September 5, 2013, unless a later deadline is announced, as follows (check only one box and complete):

Box 1	☐	I direct Fidelity to tender ALL of the Shares attributable to my account.

Box 2	☐	I direct Fidelity to tender percent (insert a percentage in whole numbers, 1% - 99%) of the Shares attributable to my account. (If you check Box 2 but fail to insert a percentage, your direction will be treated as a direction NOT to tender any of your Shares).

Box 3	☐	I direct Fidelity NOT to tender any of the Shares attributable to my account.

Direction Forms that are not timely received by Fidelity’s tabulation agent, and those received without a box checked above or with more than one box checked, will be treated as a direction NOT to tender Shares.

PLEASE SIGN AND DATE ON THE REVERSE SIDE.